ESO Uranium Corp.
Suite 408 – 1199 West Pender St
Vancouver, B.C.
V6E 2R1
Fax: 604.689.3454

August 5, 2010

Canyon Copper Corp.
Suite 408 – 1199 West Pender St
Vancouver, B.C.
V6E 2R1
Fax: 604.684.9365

Dear Sirs:

Re: Purchase and Sale Agreement for Lode Mineral Claims located in Mineral County, Nevada

This letter sets forth the terms and conditions of our agreement, subject to approval by the TSX Venture Exchange, whereby ESO Uranium Corp. (“ESO”) will acquire from Canyon Copper Corp. (“Canyon”) a 100% interest in and to the Property, subject to the Development Rights and the Royalty (as defined herein) in accordance with the terms and conditions described below.

1.	Definitions

1.1	The following terms as used in this Agreement shall have the following meanings:

	(a)	“Approval Date” means the of Exchange acceptance for this Agreement;

	(b)	“Development Rights” means the rights retained by Canyon under section 3.4 herein;

	(c)	“Exchange” means the TSX Venture Exchange;

	(d)	“Net Smelter Returns” means the gross proceeds received by ESO in any year from the sale of Product from the mining operation of base and precious metals only on the Property, less:

(i) the cost of insurance and transportation of such Product to a smelter or other place of treatment, and

(ii) smelter and treatment charges;

(e)	“Ore” means any material containing precious or base metal minerals only of commercial economic value mined from the Property;

(f)	“Product” means Ore mined from the Property and any concentrates or other materials or products derived therefrom;

(g)	“Property” means a 100% undivided interest in the lode mineral claims described in Appendix “A” hereto, subject to the Development Rights and the Royalty;

(h)

“Property Rights” means all licenses, permits, easements, rights of way, certificates and other approvals obtained by Canyon, or their affiliates, either before or after the date of this Agreement and necessary for the exploration and development of the mineral claims which comprise the Property for minerals, or for the purpose of placing the Property or any portion thereof into production or continuing production therefrom; and

(i)	“Royalty” means the 2% Net Smelter Returns Royalty retained by Canyon.

1.2	All references to currency in this Agreement shall mean Canadian dollars unless otherwise stated.

2.	Representations and Warranties

2.1	ESO hereby represents and warrants to Canyon that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of Alberta;

(b)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which ESO is a party;

(c) this Agreement has been authorized by all the necessary corporate action on the part of ESO; and

(d) the common shares of ESO are listed for trading on the Exchange and it is subject to the rules and policies of the Exchange.

2.2	Canyon hereby represents and warrants to ESO that:

(a)

it is the legal and beneficial owner of a 100% interest in all of the mineral claims comprising the Property, free and clear of all liens, charges, or encumbrances, except those specifically described on Appendix A hereto;

(b)

the mineral claims, more particularly described in Appendix A hereto, which comprise the Property have been duly and validly located and recorded pursuant to the mining laws of State of Nevada, and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions as of the date hereof until the date set opposite the respective names in Appendix A hereto;

(c)	entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Canyon is a party;

(d)	Canyon has the due and sufficient right and authority to enter into this Agreement and to dispose of its interest in the Property in accordance with the terms to this Agreement; and

(e)	there are no adverse claims or challenges against or to the ownership of or title to the Property, nor to the best of the knowledge of management of Canyon is there any basis therefore.

3.	Purchase and Sale

3.1	Canyon hereby agrees to sell to ESO a 100% interest in and to the Property, subject to the Development Rights and the Royalty, in accordance with the terms of this agreement.

3.2

In consideration for the purchase of a 100% interest in the Property, the Company shall pay the sum of $10 and other good and valuable consideration to Canyon within five business days of the Approval Date.

3.3	Canyon shall retain a 2% Net Smelter Returns interest in the Property.

3.4

ESO agrees that in the event that Canyon wishes to build a mill or other facility for processing of precious or base metal materials upon property owned by Canyon that is adjacent to, or in the vicinity of, the Property, then ESO shall not object to such activity and ESO will fully cooperate with Canyon with respect to such activity (the “Development Rights”).

3.5

Canyon agrees to accept the staking of placer claims by ESO over these claims and adjacent lode claims for substances that may be staked as placer claims in the State of Nevada with the exception of base and precious metals.

4.	Transfer of the Property

4.1

Canyon shall, forthwith upon receipt of notice from ESO that it has received Exchange acceptance to this Agreement, prepare and deliver to ESO documents in registerable form for the transfer to ESO, or a subsidiary corporation, of a 100% legal and beneficial interest in mineral claims which comprise the Property, duly executed by Canyon.

5.	Termination

5.1	This Agreement shall terminate in the event that on or before September 30, 2010:

(a) each of Canyon and ESO do not obtain the approval of their respective independent directors to this Agreement; and

(b) ESO does not obtain Exchange acceptance to this Agreement.

6.	Miscellaneous

6.1	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

6.2

Each notice, demand or other communication required or permitted to be given shall be in writing and shall be sent by prepaid registered mail or deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered, or sent via email or facsimile to such party at the address of such party as indicated on page one of this Agreement.

Each party may at any time or from time to time notify the other parties in writing of a change in address and the new address which notice shall be given to it thereafter until further change.

6.3	This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.4

In the event that there is any dispute regarding this agreement, the parties agree that such matters shall be settled by arbitration to be conducted at Vancouver B. C. pursuant to the provisions of the Commercial Arbitration Act (British Columbia) and the ruling of such arbitration panel shall be conclusive and binding upon the parties hereto, and the parties hereto agree to abide by the terms and conditions as the arbitrators appointed pursuant to the provisions of the Commercial Arbitration Act (British Columbia) shall have determined.

6.5	Time is of the essence of this Agreement.

6.6	This Agreement supercedes any other agreements or arrangements, whether oral or written, existing between the parties in respect to the Property.

6.7	ESO and Canyon agree to be responsible for their own respective legal expenses relating to this agreement and the negotiation and preparation of this agreement.

6.8	This Agreement may be executed in counterparts and facsimile signatures shall be acceptable.

6.9	Each of the parties acknowledge and agree that no finders fees shall be payable with respect to this transaction.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this agreement in the space provided and returning the same to us at your earliest convenience.

Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

ESO Uranium Corp.

Per:      /s/ Jonathan George
             President

The foregoing is hereby confirmed, acknowledged and accepted this 5th day of August, 2010.

Canyon Copper Corp.

Per:      /s/ Bryan Wilson
             Independent Director

APPENDIX “A”

to the Agreement between ESO Uranium Corp. and Canyon Copper Corp.

PROPERTY DESCRIPTION

The Property consists of the following lode mineral claims located in the Mineral County, Nevada:

Claim Name	BLM Serial Number

CU 200-207	NMC918191-NMC918198
CU 209,211,213	NMC918200,918202,918204
CU 580,582,584	NMC918324,918325,918326
CU 592, 594, 596	NMC918330-918332
CU 725-732	NMC923984-923991
CU 775-782	NMC924034-924041
CU 825-830	NMC924084-924089
Total: 58 claims

There are no claims or encumbrances applicable to the Property.